Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), entered into on August 21, 2022 and effective as of August 29, 2022 (the “Effective Date”) is by and between IDW Media Holdings, Inc. (the “Company”) and Allan Grafman, residing at One Quincy Lane, White Plains, New York 10605 (the “Employee”) (individually, each a “Party” and collectively, the “Parties”).

WHEREAS, in recognition of the Employee’s experience and abilities, the Company desires to assure itself of the employment of the Employee in accordance with the terms and conditions provided herein; and

WHEREAS, the Employee seeks to be employed by the Company and to perform services for the Company in accordance with the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the Parties herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company and to perform services for the Company and its subsidiaries and affiliates, on the terms and conditions set forth herein (the “Employment”).

2. Term. The Employment shall commence on the Effective Date and shall continue until August 28, 2024, unless earlier terminated by either the Employee or the Company pursuant to Section 7 hereof (the period of the Employee’s employment at the Company, the “Term”).

3. Position. During the Term, the Employee shall serve as the Chief Executive Officer of the Company (the “Position”). The Employee shall also serve in such additional capacities with subsidiaries and affiliates of the Company as shall be agreed upon between the Employee and the Company from time to time. In the event that the Employee remains employed by the Company through August 28, 2024 but the Company does not renew this Agreement or otherwise continue to employ the Employee after August 28, 2024, the Company agrees that it may enter into discussions with the Employee regarding a one-year production consultant position with the Company for a monthly fee of $10,000 and such other terms as may be reasonably agreed upon between the Employee and the Company.

4. Duties, Authority, and Reporting Relationship. During the Term, the Employee shall devote one hundred percent of the Employee’s regular business time and, on a full-time basis, use the Employee’s skills and render services to the best of the Employee’s abilities on behalf of the Company. Notwithstanding the foregoing, the Company acknowledges that the Employee may conduct those activities described on Schedule B attached hereto (the “Permitted Activities”) and that, for so long as the Employee performs his duties hereunder, such service shall not be deemed to be a breach of the terms hereof. The Employee shall report directly to the Company’s Board of Directors (the “Board”). The Employee shall be responsible for all duties consistent with the role of Chief Executive Officer, as reasonably determined by the Board. The Employee shall comply with all of the policies and procedures of the Company. The Company will strive to ensure that with respect to Company employees and consultants engaged or consulting in connection with such management or executive level initiatives as determined in the discretion of the Chairman of the Board, (i) any such employees and consultants shall report to Employee in his capacity as Chief Executive Officer, (ii) any such employees or consultants shall not engage with third parties on behalf of the Company without the approval or direction of the Chief Executive Officer, and (iii) any such consultants shall not engage with Company employees without the approval or direction of the Chief Executive Officer.

5. Place of Performance. The Parties agree that the Employee shall work regularly from the Company’s Newark, NJ headquarters, with remote work from the Employee’s home permitted consistent with the needs of Employee’s position as determined in the discretion of the Board. The Employee will also travel for purposes of Company business in accordance with the Company’s business needs and as directed by the Board, including frequently spending time at the West Coast offices of the Company’s subsidiaries.

6. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Employee will be compensated at an annual base salary rate of Four Hundred Ten Thousand Dollars ($410,000) (the “Base Salary”), such Base Salary to be paid to the Employee, less applicable taxes and withholdings, in conformity with the Company’s payroll policies relating to its employees. The Position qualifies as exempt for purposes of relevant wage-hour law and the Employee will therefore not be entitled to overtime compensation. The Employee’s Base Salary will be greater than that of any other Company employee or consultant employed or consulting during the Term.

(b) Annual Bonus. The Employee shall be entitled to receive an annual bonus (“Annual Bonus”) in the amount of $50,000 (prorated from the Effective Date for fiscal year 2022), provided that the Employee is employed by the Company on the final day of the Company’s fiscal year, provided further, however, that if the Employee remains employed by the Company through August 28, 2024 but the Company does not renew this Agreement or otherwise continue to employ the Employee after August 28, 2024, then the Employee shall be entitled to a prorated Annual Bonus for fiscal year 2024, which shall be paid to the Employee by no later than October 1, 2024.

(c) Discretionary Bonus. The Employee shall be eligible to receive an annual discretionary bonus, the Employee’s entitlement to which and any amount thereof to be determined in the sole and absolute discretion of the Board based on factors including the Company’s performance and the Employee’s overall performance.

(d) Equity. Within sixty (60) days following the Effective Date, the Company shall cause to be granted to the Employee Incentive Stock Options (the “Options”) to purchase a number of shares of the Class B Common Stock (“Class B Stock”) of the Company representing one-half percent (0.5%) of the issued and outstanding stock of the Company prior to such grant. The Company represents to Employee that Class B Common Stock is the senior equity security of the Company issued, or issuable pursuant to an option or other stock grant plan granted to any employee or consultant of the Company. The exercise price of all Options shall be the closing price of the Class B Stock on the trading day immediately prior to grant.  The grant shall be made pursuant to the Company’s 2019 Stock Option and Incentive Plan (the “Plan”) and subject to conditions applicable to grants of options under such Plan, as well as prior approval for listing by the NYSE American if necessary.

The Options shall vest (i) with respect to one-fourth (1/4) of the underlying shares on the six-month anniversary of the Effective Date and (ii) in equal tranches (in each case, rounded to a whole number of shares) of the underlying shares on each quarterly anniversary of the six-month anniversary, and all unvested Options shall vest on the day immediately preceding the second anniversary of the Effective Date. All unvested Options shall vest upon a “Change of Control” (as defined in the Plan). Any tax liability in connection with the exercise of the Options shall be borne solely by the Employee.

(e) Legal Fees. Following the Start Date, the Company shall directly pay to the Employee’s attorneys, Ritholz Levy Fields LLP, the reasonable legal fees and expenses incurred by the Employee in connection with the negotiation and review of this Agreement; provided, that the Employee shall submit documentation of such legal fees within 30 days following the Effective Date and the amount of such reimbursable fees and expenses shall not exceed $7,500 in the aggregate. Payment to Ritholz Levy Fields LLP will be made within 30 days following the Employee’s submission of expense documentation.

(f) Car Allowance. During the Term, the Employee will receive a monthly car allowance in the amount of $800.

(g) Benefits. During the Term, the Employee shall be entitled to participate in the same benefit programs as other similarly situated employees of the Company (the “Programs”) in accordance with the terms of the Programs.

(h) Paid Time Off. During the Term, the Employee shall be eligible to accrue paid time off (“PTO”) to be calculated and administered in accordance with applicable law and the Company’s applicable policies, as may be updated from time to time.

(i) Holidays. During the Term, in addition to PTO, the Employee shall be entitled to take off paid holidays in accordance with Company policy. Unused holidays may not be carried over from one calendar year to the next calendar year and are not paid out upon the Employee’s resignation or termination of employment for any reason.

(j) Company Property. During the Term, the Employee may be provided with the benefit of using Company property. Any such property shall remain at all times the property of the Company and is to be used by the Employee in accordance with Company policy. The Employee shall return any such property to the Company upon the Company’s request, and in any case upon the termination of the Employee’s employment for any reason.

(k) Business Expenses. The Employee shall be entitled to reimbursement for reasonable and necessary out-of-pocket business expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder, provided that such expenses are incurred in accordance with the Company’s Expense Reimbursement policy.

(l) All sums payable to the Employee under this Agreement shall be paid less applicable taxes and withholdings.

7. Termination. The Employee’s Employment hereunder may be terminated without breach of this Agreement as set forth below:

(a) Death; Disability. The Employee’s Employment hereunder shall terminate upon the Employee’s death or, as permitted by law, “Disability” (as hereafter defined). Upon any such termination, the Employee (or, in the event of the Employee’s death, the Employee’s estate) shall receive the Base Salary, a prorated Annual Bonus, and all benefits set forth in Section 6 above, in each case through the Date of Termination (as hereafter defined). The Employee (and, in the event of the Employee’s death, the Employee’s estate) shall not be entitled to any other amounts or benefits from the Company other than as set forth in this Section 7(a). For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform the Employee’s duties because of a physical or mental illness for a period of sixty (60) consecutive days or ninety (90) days in any six (6) month period. Notwithstanding anything contained herein to the contrary, during any period that the Employee is unable to perform the Employee’s duties because of a physical or mental illness, the Company shall not be obligated to pay any compensation or other amounts to the Employee except as otherwise provided for by Company policy or applicable law.

(b) Termination for Cause. The Company may terminate the Employee’s Employment hereunder at any time without advance notice for “Cause.” For purposes of this Agreement, the Company shall have Cause to terminate the Employee’s Employment hereunder upon the Employee’s:

(i)	commission of fraud, embezzlement, gross negligence, malfeasance, or an act or acts constituting a felony under the laws of the United States or any state thereof;

(ii)	commission of a willful or negligent act or omission which results in an assessment of a civil or criminal penalty against the Employee (other than a non-criminal traffic or other similar violation), the Company, or its affiliates.

(iii)	engaging in any act covered by Rule 506(d) of Regulation D under the Securities Act of 1933, as amended, and/or engaging in any act, or existence of any circumstances that would, in the reasonable judgment of the Company, be harmful to the Company’s ability to have its common stock be granted approval to list, or continue to be listed, on the NYSE, American, or Nasdaq exchanges;

(iv)	engaging in any action or any circumstance that would require the Company to include disclosure in an SEC disclosure document or registration statement (including, without limitation under Section 401(f) of Regulation S-K) that would be deemed harmful to the Company, as determined by the Company in its reasonable discretion;

(v)	willful or continued failure to substantially perform the Employee’s duties hereunder (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) that is not cured (if susceptible to cure) to the satisfaction of the Company’s Board within five (5) days after written notice to the Employee identifying the manner in which the Employee has not substantially performed the Employee’s duties;

(vi)	willful or continued failure to perform an act permitted by the Company’s rules, policies, or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics that is within his material duties hereunder (other than by reason of physical or mental illness or disability) or directives of the Board that is not cured (if susceptible to cure) to the satisfaction of the Company’s Board within five (5) days after written notice to the Employee identifying the act(s) the Employee failed to perform.

(vii)	breach of any of the material terms or conditions of this Agreement, the Non-Disclosure and Non-Competition Agreement attached hereto as Schedule A, or Company policy that is not cured (if susceptible to cure) to the satisfaction of the Company’s Board within five (5) days after written notice to the Employee identifying the breach;

(viii)	misappropriation of the Company’s or its subsidiaries’ or affiliates’ funds or property;

(ix)	failure to provide to the Company, within the first three (3) business days of employment, documentation that the Employee is authorized to work in the United States, in accordance with applicable law; or

(x)	knowing and intentional misrepresentation, or concealment after inquiry to Employee, of material information regarding the Company from the Company’s Board.

In the event that the Company terminates the Employee’s Employment for Cause, the Employee shall receive the Base Salary and all benefits set forth in Section 6 above, in each case through the Date of Termination. The Employee shall not be entitled to any other amounts or benefits from the Company other than as set forth in this Section 7(b).

(c) Termination by the Company without Cause/Resignation by the Employee Without Good Reason. The Employee’s Employment hereunder may be terminated by the Company without Cause or by the Employee upon the Employee’s resignation without Good Reason, in either case upon thirty (30) days’ written notice (the “Notice Period”) by one Party to the other Party in accordance with Section 7(f) hereunder. In the event of the Employee’s termination without Cause by the Company or the Employee’s resignation without Good Reason, (i) the Employee shall receive the Base Salary and all benefits set forth in Section 6 above, in each case through the Date of Termination; and (ii) the Company shall have the right to determine whether or not the Employee shall actively work for the Company during the Notice Period.

Except as set forth in Section 7(e) below in the event of the Employee’s termination by the Company without Cause, the Employee shall not be entitled to any other amounts or benefits from the Company other than as set forth in this Section 7(c).

(d) Termination by the Employee for Good Reason. The Employee’s Employment hereunder may be terminated by the Employee for Good Reason if (x) the Employee has given written notice to the Company of the existence of Good Reason no later than thirty (30) days after the Employee knows or should know of its initial existence, (y) the Company has not remedied such Good Reason in all material respects within thirty (30) days after its receipt of such written notice, and (z) the Employee provides written notice of the Employee’s resignation to the Company in accordance with Section 7(f) hereunder within forty-five (45) days following the notice to Company of such Good Reason. The Company shall have the right to determine whether or not the Employee shall actively work for the Company after receiving notice of Good Reason as set forth in (x) above. In the event of the Employee’s resignation for Good Reason, the Employee shall receive the Base Salary and all benefits set forth in Section 6 above, in each case through the Date of Termination. “Good Reason” shall mean the occurrence (without the Employee’s express written consent) of any one of the following acts by the Company: (w) material breach of this Agreement by the Company; (x) a material adverse alteration in the nature or status of the Employee’s responsibilities; (y) a material reduction in the Employee’s annual Base Salary or the Annual Bonus; or (z) the Company’s failure or inability to issue the Options as set forth in this Agreement. Except as set forth in Section 7(e) below, the Employee shall not be entitled to any other amounts or benefits from the Company other than as set forth in this Section 7(d).

(e) Severance. In the event of the Company’s termination of the Employee without Cause or the Employee’s resignation for Good Reason, provided that the Employee executes and delivers a separation and release agreement in a form acceptable to the Company (which agreement shall be provided to the Employee on or before the Employee’s Date of Termination and which shall not impose any non-competition or non-solicitation covenants on the Employee not contained in this Agreement) within twenty-one (21) days after the Employee’s Date of Termination (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law) and does not revoke or breach such agreement, (i) the Company shall pay to the Employee the Annual Bonus prorated through the Date of Termination; and (ii) (x) in the event that the Date of Termination is on or before August 28, 2023, the Company shall continue to pay to the Employee the Base Salary for a period of twelve (12) months and (y) in the event that the Date of Termination is after August 28, 2023, the Company shall continue to pay to the Employee the Base Salary for a period of the greater of six (6) months or through August 28, 2024, in each case payable, subject to Section 10 hereof, in accordance with the Company’s regular payroll schedule and provided that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The Company agrees that in the event that the Employee requests changes to the separation and release agreement, the Company will respond to such requests as soon as reasonably practicable.

(f) Notice of Termination. The Employee’s resignation or any termination of the Employee’s Employment by the Company shall be communicated from one Party to the other Party by written “Notice of Termination” in accordance with Section 9 of this Agreement. Such Notice of Termination shall specify the last day of the Term.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Employee’s Employment is terminated by the Employee’s death, the date of the Employee’s death, or (ii) if the Employee’s Employment is terminated for any other reason, the date specified in the Notice of Termination as the last day of the Term.

(h) Transition. Regardless of the circumstances surrounding the Employee’s resignation or termination of Employment, the Employee hereby agrees that upon the Employee’s resignation or termination of Employment, the Employee will return to the Company all Company property and will provide reasonable assistance to facilitate the orderly transition of the Employee’s duties and responsibilities.

8. Employee Representations.

(a) The Employee hereby represents and warrants that the Employee has not withheld any material information from the Company regarding any matter that would reasonably be expected to impact his ability to serve in the Position. Employee further represents and warrants that he has disclosed to the Company any information regarding the Employee that the Company would be required to disclose in SEC disclosure documents and/or registration statements, including without limitation any information relating to his prior acts, events, and/or business experience. The Employee further represents and warrants that the Employee’s performance of the terms of this Agreement will not breach any written or oral, formal or informal agreement entered into by the Employee with a former employer or with any other third party.

(b) The Employee further warrants and agrees that during the Term, the Employee will not (i) take on employment or consulting positions for third parties or engage in recreational activities that would in any way pose a conflict of interest with the Employment (provided that the Company hereby confirms that the Permitted Activities will not pose such a conflict of interest if they are as described in Schedule B and consistent with the disclosed scope) nor will the Employee (ii) become party to an Agreement which would in any way limit the Employee’s ability to perform the Employee’s obligations pursuant to this Agreement.

(c) The Parties agree that this Agreement and any Schedules attached hereto constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede any understanding or agreement, whether oral or written, between the Parties with respect to the subject hereof. The Employee further acknowledges and agrees that he is not owed any amounts by the Company for any work previously performed by him on behalf of the Company other than any unpaid fee to which the Employee is entitled for service as a Director on the Company’s Board prior to the Effective Date of this Agreement in accordance with applicable Company policies.

(d) The Employee hereby acknowledges that the Employee’s signing of the Non-Disclosure and Non-Competition Agreement attached hereto as Schedule A (the “NDNC”) constitutes a precondition of the Employment under this Agreement.

(e) The Employee acknowledges that the Employee has been advised to obtain independent counsel to evaluate the terms, conditions and covenants herein set forth and the Employee has been afforded ample opportunity to obtain such independent advice and evaluation. The Employee warrants to the Company that the Employee has relied upon such independent counsel and not upon any representation (legal or otherwise), statement or advice said or offered by the Company or the Company’s counsel in connection with this Agreement.

9. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand, by email, or by FedEx, and shall be deemed to have been duly given three (3) business days after sending by FedEx (with signature required on delivery), one (1) business day after transmission of an email, or immediately upon hand delivery or explicit acknowledgement of receipt.

10. Section 409A of the Internal Revenue Code of 1986 as amended. The Parties hereby affirm that with respect to any and all payments and benefits under this Agreement, the intent is that such payments and benefits either: (i) do not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), and therefore are exempt from Section 409A, (ii) are subject to a “substantial risk of forfeiture” and are exempt from Section 409A under the “short−term deferral rule” set forth in Treasury Regulation §1.409A−1(b)(4), or (iii) are in compliance with the terms of 409A. In any event, the Parties further confirm that they intend to have all provisions of this Agreement construed, interpreted, and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. By way of example, and not limitation, solely for purposes of determining the time and form of payments, which are subject to Section 409A, due the Employee under this Agreement in connection with the Employee’s termination of employment with the Company, the Employee shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” within the meaning of Section 409A. Each amount or installment to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Employee and the Company during the six (6) month period immediately following the Employee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Employee’s separation from service (or, if earlier, the Employee’s date of death). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to the Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Employee) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Employee understands and agrees that the Employee shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by the Employee on account of non-compliance with Section 409A.

11. Arbitration. In the event of a dispute between the Employee and the Company arising out of or related to the Employee’s employment with the Company (with the exception of disputes arising under the NDNC set forth in Schedule A and claims that pursuant to applicable law a party is prohibited from requiring another party to agree to submit to arbitration), the Employee and the Company agree to settle such dispute by means of arbitration pursuant to the Federal Arbitration Act, administered by the American Arbitration Association (“AAA”), with such arbitration to take place in the state of New Jersey or another mutually agreed upon location and to be conducted in accordance with the AAA’s Employment Arbitration Rules. In such arbitration, a single arbitrator, appointed by the mutual agreement of the Employee and the Company: (i) shall not amend or modify the terms of this Agreement or of any Company policy, and (ii) shall render a decision within ten (10) business days from the later of closing statements or submission of post-hearing briefs by the Parties. The arbitration award shall be final and binding, and any state or federal court shall have jurisdiction to enter a judgment on such award. The Parties hereby confirm their understanding that this requirement to arbitrate disputes means that the Employee and the Company specifically waive any right either Party may have to a trial by jury in a court of law with respect to all claims and demands arising out of or related to the Employee’s employment with the Company, including, without limitation, any rights the Employee may assert under any federal, state, or local laws or regulations applicable to the Employee’s employment with the Company (with the exception of disputes arising under the NDNC set forth in Schedule A and claims that pursuant to applicable law a party is prohibited from requiring another party to agree to submit to arbitration). For the avoidance of doubt, the Parties acknowledge and agree that the existence of a claim by a Party that is not subject to arbitration pursuant to this paragraph shall not impair the enforceability of this paragraph with respect to any other claim brought by that Party. Notwithstanding the foregoing, nothing in this paragraph shall be interpreted to mean that the Employee cannot file a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board or any comparable federal, state, or local governmental agency.

12. Enforceability of this Agreement.

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereunder. If an arbitrator or court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken, and all other portions of this Agreement that do not violate any law or public policy shall continue in full force and effect. Further, if any one or more of the provisions contained in this Agreement is determined by an arbitrator or court of competent jurisdiction to be excessively broad as to duration, scope, activity or subject, or is unreasonable or unenforceable under applicable law, such provisions will be construed by limiting, reducing, modifying or amending them so as to be enforceable to the maximum extent permitted by applicable law. If this Agreement is held unenforceable in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

(b) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(c) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the New Jersey, without regard to its conflicts of law principles, unless otherwise mutually agreed upon by the Parties.

(e) The Company shall have the right to assign its rights and obligations under this Agreement to any individual, entity, corporation, or partnership that succeeds to all or a significant portion of the relevant business or assets of the Company. This Agreement is personal to the Employee, and the Employee may not assign the Employee’s rights and obligations under this Agreement to any third party.

IN WITNESS WHEREOF, the Employee has executed this Agreement, and the Company has caused this Agreement to be executed by its duly authorized representative effective as of the date first set forth above.

IDW Media Holdings, Inc.

	By:	/s/ Howard S. Jonas
/s/ Allan Grafman		Howard S. Jonas
Allan Grafman		Chairman of the Board